True Leaf Closes $1.5 Million Oversubscribed Private Placement

March 1, 2021 - Vernon, B.C. - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) is pleased to announce that, further to its news releases of January 6, 2021, and February 1, 2021, the Company has closed a non-brokered private placement (the "Offering") to raise gross proceeds of $1,534,479 (CAD) through the sale of 4,262,436 common shares priced at $0.36 per share, 53% more than the original $1,000,000 target. All shares issued are subject to a four-month hold period from the date of issuance.

The proceeds from the Offering will be used to pay down existing liabilities, general working capital purposes, and to initiate the Company's strategic plan to become a leading provider of seed-to-shelf solutions for micro-cultivators and small-scale cannabis processors in Canada.

"True Leaf is proud to have strong investor support for our strategic plan and mission to support the craft cannabis community with a better route to market," said CEO Darcy Bomford. "This successful raise will allow us to prepare our True Leaf Campus facility to advance this initiative."

Darcy Bomford, the CEO and a Director of the Company, participated in the Offering for a total of 555,556 common shares. Jennifer Pace, the CFO and Director of the Company, participated in the Offering for a total of 180,000 common shares. This participation constitutes a "related party transaction" for the purposes of Multilateral Instrument 61-101, Protection of Minority Share Holders in Special Transactions ("MI 61-101"). The Company is relying upon exemptions from the requirements to obtain a formal valuation and seek minority shareholder approval for the Offering on the basis that the fair market value of the participation by related parties in the Offering is less than 25% of the Company's current market capitalization.

The Company paid finder's fees of $104,899.98 in connection with the Offering.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators and small-scale processors. The program will operate from the Company's 40-acre True Leaf Campus property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit our website at ir.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
250.275.6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. Forward-looking information includes, but is not limited to, statements with respect to the Offering, such as the expected use of the net proceeds of the funds received. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law. This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities in the United States, nor shall there be any sale of securities mentioned in this press release in any state in the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Not for distribution to U.S. Newswire Services or for dissemination in the United States. Any failure to comply with this restriction may constitute a violation of U.S. Securities laws.